DRUG PROGRAM ADMINISTRATION AGREEMENT

     This agreement is between Company and Western Pathology  Consultants,  Inc.
(WPCI). The purpose of this agreement is to outline the services to be provided, pricing for the services, and responsibilities of each party.

                            SERVICES PROVIDED BY WPCI

1. Complete urine drug collection and breath alcohol testing services. These services will be provided through WPCI's Collection Business Unit. The actual providers of the services will be collection facilities contracted by WPCI. WPCI will be responsible for scheduling, monitoring, and paying the contracted collection facilities.

2. DOT and NON-DOT drug testing. WPCI will contract with LabOne to provide drug testing. LabOne is a SAMHSA certified laboratory. The testing services will include screening tests, confirmation by GCMS for all positive screening results, and additional testing as required, such as, d/l isomers and 6 MAM as required. WPCI will monitor the laboratory performance, certification, and quality. WPCI will be responsible for paying all LabOne invoices for testing services.

3. WPCI will provide MRO services on all Company drug testing and will be available for consultation as required by Company. All MRO reviews, reporting, and record keeping activities will be in accordance with 49 CFR part 40 and Company company policies.

4.   WPCI agrees to maintain Company hard copy records in accordance with 49 CFR
     Part 40 and applicable state regulations. WPCI will send these records to the designated location within 2 business days or sooner as requested. Company agrees to pay all shipping charges associated with this transfer and Company will designate the shipping method. If electronic means is acceptable, WPCI will transfer the information via electronic means to Schwans with the designated time frame needed.

5. WPCI will provide overall drug program administration services. These services will include, but are not limited to, quality monitoring of collection facilities, laboratory testing, and MRO services. WPCI will provide 24 hour 7 day a week collection services, MRO accessibility, customer support services, and any optional services that Company may decide to utilize.

6. WPCI will notify the Company designated management representative of employees that have been selected for random testing. WPCI will be responsible to administer the random selection process and completions of random selections in accordance to applicable Federal Regulations.

7. WPCI will administer and monitor Company follow-up testing program and make the required notification to the designated management contact. WPCI will administer the follow up program in compliance with all applicable federal regulations. WPCI will work in conjunction with Company to ensure compliance with the program.

8. WPCI will monitor collection sites for quality and cost parameters. If WPCI identifies a collection site that does not meet WPCI guidelines WPCI will identify an alternate collection site to be utilized by the affected location if an alternate site is available. WPCI will discuss with Company corporate the reasoning for the change and obtain approval before any change is implemented.


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9.   Company  will  continue to pay WPCI on valid test  results  received.  When payment is made Company will provide an electronic file supporting the payment.

10. WPCI agrees to indemnify Company from any and all liability, loss, or damage Company may suffer as a result of claims, demands, costs or judgments against Company arising out of the failure of WPCI or those acting under WPCI to conform to and obey federal and state statutes, regulations or requirements in connection with employment related drug testing.

     Pricing and complete description of all services to be provided by WPCI are included in attachment A of this agreement.


                            COMPANY RESPONSIBILITIES

1. Company will provide an internal contact person to help WPCI deal with the internal requirement of the drug testing program. This internal contact person will be provided training by WPCI in the function and operation required to meet Company expectations and requirements.

2.   Company will provide all required hardware for electronic result reporting.

3. Company will work with WPCI to resolve logistic or administrative problems that may be internal to Company and out of WPCI's control to resolve.
     Company will provide a contact list of all key people and a detailed summary of their responsibilities as they relate to the smooth operation of the drug testing program.

4.   When  notified  of  random  notification   problems  or  follow-up  testing
     difficulties, Company corporate will assist with the required notification and facilitate corrective actions.


5. Company will provide WPCI with an updated random list during the first two weeks of each quarter. Each Quarter's list will provide to the best of our abilities a list of all active eligible employee's for that quarter. Company will notify WPCI anytime a delay is expected in delivering the quarterly list.

6.   Company will pay all invoices from WPCI on a net 30 day basis.



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                               PROGRAM MONITORING

     Company and WPCI will designate individuals from each organization to monitor the effectiveness of the program and solve all problems that can be solved by the designated individuals. If additional representatives are required from either organization to solve a particular issue the designated individuals will arrange a meeting to address the issue. Should the individuals monitoring the program have unresolved problems or difficulties both organizations would provide senior management representatives to help resolve these problems and facilitate the implementation or monitoring process.

                                 PRICING REVIEW

     Both parties agree to review pricing semi-annually. If cost reductions have been experienced by WPCI a price reduction will be discussed with Company . Cost reductions or cost stability will be the ongoing goal of both organizations. Collection cost review data will be made available to a designated Company representative and a complete review and any adjustments to Company collection pricing will be negotiated at that time. Collection costs will not increase over the length of this agreement and will be reviewed semi annually for price reductions.

                               TERMS OF AGREEMENT

     The term of this agreement will be Two years from date of acceptance noted below. The terms, conditions, and performance standards outlined in this agreement can be reviewed at mutually agreed on intervals. This agreement may be terminated by either party without cause with 90 days written notice to the other party. This agreement may also be terminated for cause with 30 days written notice. It will be expressly understood that both parties will work together to resolve any differences or difficulties encountered and the 30 day termination cause will only be used when the parties have differences that cannot be resolved. At the completion of the two year term, the agreement may be renewed in one year increments. The terms of an ongoing agreement will be presented by WPCI and agreed on by both parties 90 days prior to the expiration date of the current agreement.

                                   DOT PROGRAM

     WPCI agrees to provide all services concerning drug and/or alcohol tests required by the Department of Transportation regulations in full compliance with the provisions of 49 CFR Part 40. Compliance with Part 40 is a mandatory term of this agreement. If the Department of Transportation determines that WPCI is in noncompliance with Part 40 with respect to DOT regulated drug and alcohol programs, this agreement will be terminated for cause by Company.

                                 NON-DOT PROGRAM

     WPCI agrees to provide all services concerning drug and/or alcohol tests in compliance with applicable state regulations and standards. WPCI will maintain the same standards required for DOT testing when administering Company non-DOT drug testing program. Compliance with all aspects of state and federal regulations is a mandatory term of this agreement. WPCI will keep Company informed of any state law changes or other issues that may effect the non-DOT drug testing program. If it is determined that WPCI is in noncompliance with applicable State regulations or standards, this agreement will be terminated for cause by Company.


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     The following  parties  designated by each  organization to consummate this
agreement  have  read  and  understand  all  the   conditions,   services,   and
responsibilities outline herein.





Date:  _________  _____________________________________________________
                                    Company Representative



Date:  _________  _____________________________________________________
                                    WPCI representative











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